UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2024

Acadia Healthcare Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35331	45-2492228
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Tower Circle, Suite 1000 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 861-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ACHC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On January 18, 2024, Acadia Healthcare Company, Inc. (the “Company”) and the Guarantors (as defined below) entered into that certain Amendment No. 2 to Credit Agreement (the “Amendment”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”) and certain lenders party thereto, which amends the Credit Agreement, dated as of March 17, 2021, among the Company, the Administrative Agent and the lenders from time to time party thereto (as previously amended, the “Existing Credit Agreement,” and the Existing Credit Agreement as amended by the Amendment, the “Amended Credit Agreement”). The Existing Credit Agreement provides for a $600 million senior secured revolving credit facility (the “Revolving Facility”) and a $425 million senior secured term loan facility (the “Existing Term Loan Facility”), each maturing on March 17, 2026 unless extended in accordance with the terms of the Existing Credit Agreement.

The Amendment provides for the incurrence of additional senior secured term loans in an aggregate principal amount of $350 million (the “Incremental Term Loans”). Such Incremental Term Loans are structured as an increase of the Existing Term Loan Facility. The maturity date, the leverage-based pricing grid, amortization, mandatory prepayment events and other terms applicable to the Incremental Term Loans are substantially identical to those applicable to the Existing Term Loan Facility that were in effect prior to the Amendment. After giving effect to the Amendment and the Incremental Term Loans, borrowings under the Amended Credit Agreement bear interest at a floating rate equal to, at the option of the Company, (i) adjusted SOFR plus 1.50% or (ii) an alternative base rate plus 0.500% (in each case, subject to future adjustment based on changes to the Company’s consolidated total net leverage ratio).

The proceeds of the Incremental Term Loans are available to the Company for working capital and other general corporate purposes, including the payment of litigation settlements and transaction costs.

Consistent with the Existing Credit Agreement, (i) substantially all of the Company’s existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiaries (subject to certain exceptions) (collectively, the “Guarantors”) are required to guarantee the repayment of the Company’s obligations under the Amended Credit Agreement and (ii) the obligations of the Company and each of the Guarantors with respect to the Amended Credit Agreement are secured by a pledge of substantially all assets of the Company and each Guarantor (excluding real property and certain other customarily excluded assets).

Except as amended by the Amendment, the remaining terms of the Existing Credit Agreement remain in full force and effect. The foregoing description does not constitute a complete summary of the terms of the Amendment and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Some of the financial institutions party to the Amended Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received and/or will receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Amendment No. 2 to Credit Agreement, dated as of January 18, 2024, among Acadia Healthcare Company, Inc., certain subsidiaries of Acadia Healthcare Company, Inc., as guarantors, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acadia Healthcare Company, Inc.

By:	/s/Brian P. Farley
Brian P. Farley
Executive Vice President and General Counsel

Date: January 19, 2024